Exhibit 10.1
COVAD COMMUNICATIONS GROUP, INC.
2006 BONUS PLAN

Plan Objectives:
•	Ensure market competitiveness and to attract, motivate, and retain talent

•	Reinforce our high-performing, results-oriented culture (first as a company, and secondarily as individuals)

•	Drive employee behavior to work as one team to reach profitability goals
Eligibility:
All employees are eligible (except sales and marketing employees who are on a separate commission incentive plan).
Plan Funding:
All amounts paid pursuant to the bonus plan are paid out of Covad general assets. There is no account, fund, trust, or other set-aside of funds for payment of awards. Estimates of amounts that may become payable under the plan are provided to the Finance Team by the Compensation Team in Organizational Transformation each quarter.
Performance Measures:
For 2006, the bonus plan results will be based on the following measures:
•	January 1-June 30: M-EBITDA

•	January 1-December 31: M-EBITDA and cash flow from operations
The targets for M-EBITDA and cash flow from operations shall be based on the targets for those metrics that are set forth in the Company’s Operating Plan, as approved by the Board of Directors and as may be changed from time to time by the Board of Directors.
Form and Timing of Awards:
The annual target bonus percentage, which is based on level, is divided as follows:

	January 1-	January 1-	Individual
	June 30	December 31	Performance
Executive Officers/SVP/EVP	40%	60%	N/A
Other Employees	40%	40%	20%

•	If the company misses the January 1-June 30 bonus target, there is no way to make up the lost period’s bonus at year end.

•	For employees other than Executive Officers, the year-end payment is based on individual performance for the entire year, subject to Compensation Team discretion and approval.
•	Year-end individual bonuses are conditioned on continued employment, compliance with Covad policies, and contribution to Company performance through the last day of the payroll period prior to the payment date, as determined by the Compensation Team in Organizational Transformation.

Measures for Year End Individual Bonus	Weight
Direct Manager Recommendation based on Individual Performance compared to 2006 Accountability and Development Plan	100%
For all people managers 30% of their Individual Bonus is based on improvement in the Employee Satisfaction Index

Award Opportunity (Targets):
Target bonus levels are determined annually and are based on our objectives for the coming year and the external market (75th percentile). Employee target is based on role assignment effective on the last day of the quarter or year for individual bonus. For role change to be effective, Human Resources must have received an approved Change of Status by the last business day of the quarter end. Below are target bonus amounts for 2006 based on level.

The 2006 annual bonus targets and guidelines are as follows:
(as a % of actual earnings)

Individual Contributors		Managers

I1	5%	M1	15%
I2	8%	M2	20%
I3	10%	M3	30%
I4	15%	M4 VP	40%
I5	20%	M4 SVP	50%
I6	30%	M5	60%
		M6	100%

Payout Calculation:
•	January 1-June 30: The Company must meet a threshold of 100% of M-EBITDA. When performance is between 80% and 100% a decelerator is applied according to the following table:

Performance	Decelerator
99% to 90%	-3.0% for each 1.0% of performance missed.
89% to 80%	-7.0% for each 1.0% of performance missed.

•	January 1-December 31: The Company must first meet a threshold of 100% of the cash flow target. If the cash flow threshold is met, then the bonus shall be based on M-EBITDA performance as follows:

M-EBITDA Performance	Accelerator/Decelerator
95% to 99%	-10% for each 1% of performance missed
100% to 119%	100% of award opportunity
120% and above	+110% of award opportunity at 120% and +10% for each 10% of performance above 120% up to a maximum of 200%

Example: Exceeding EBIDTA target by 130% results in a bonus amount calculated at 120% achievement.
Bonus payments are calculated based on an employee’s actual earnings and as a result are automatically prorated to reflect time on the plan. Earnings include: regular earnings, overtime, shift differential, jury leave pay, PTO, floating holidays and bereavement leave pay.
Bonus payments would typically occur within two to four weeks after Covad’s earnings announcement.

Employment:
Nothing in this plan shall be construed as a guarantee of continued employment. All Employees are employed by the Company at will.
Plan Duration:
The Plan will be in effect from January 1, 2006 until December 31, 2006, unless otherwise modified or terminated in writing by the CEO. This plan supercedes any previous bonus plan.
Leaves of Absence and Transfers to Other Incentive Plans:
Payments for employees who are granted an approved leave of absence (other than for military leave under USERRA), disability leave of absence, or who are transferred to a commission plan will be prorated based on actual earnings during the time on bonus plan. Payments for employees who are granted an approved leave of absence for military leave under USERRA and who return within the prescribed period for guaranteed reinstatement under USERRA will be determined in accordance with USERRA.
Terminations:
Employees who voluntarily or involuntarily terminate their employment on or after the last business day of the applicable period are eligible for the bonus, if any, for that period. Employees who voluntarily or involuntarily terminate their employment after the last day of the payroll period prior to the payment date for the individual performance bonus forgo their rights to payment of such bonus.
Plan Administration:
The CEO has the authority to interpret the Plan and to create, amend, or nullify any rules and procedures as necessary for the proper plan administration. Any determination of the CEO is final and binding on all participants. The Compensation Committee of the Board of Directors has authority to approve and modify the plan for participants who are Executive Officers of the company. The plan will be administered by the Compensation Team in Organizational Transformation in accordance with all provisions stipulated in this Plan.
Audit and Approval Procedure:
Bonus payments will be calculated by the Compensation Team. The Employee earnings report will be provided to Compensation by the Payroll Team within two weeks of quarter close. The Senior Vice President, Organizational Transformation reviews and authorizes payment for all Employees under the Plan.
Problem Resolution: Issues or questions regarding bonus payments should be sent in writing via email to bonus@covad.com the Compensation Team within two weeks of bonus payment. Employees who agree to this Plan hereby agree and understand that any and all disputes regarding any alleged breach of this Plan shall be settled by final and binding arbitration. Please refer to Exhibit A for the full text of this arbitration agreement.
Plan Changes or Modifications:
The Company has developed the Plan based upon its current services and personnel assignments. If changes occur at the Company which effect these service assignments, or conditions, the Company, by the Compensation Committee for changes that affect Executive Officers or by the Compensation Committee or CEO for all other employees, may add, amend or discontinue any portion of the Plan at any time.

COVAD COMMUNICATIONS GROUP, INC.
2006 BONUS PLAN
Exhibit A
     Employee hereby agrees and understands that any and all disputes regarding any alleged breach of the 2006 Covad Bonus Plan shall be settled by final and binding arbitration before a single, neutral arbitrator in the County of Santa Clara, California, or in the County where Employee resides at the time the dispute arises, at Employee’s option, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or its successor, and judgment upon the award rendered may be entered in any court with jurisdiction.
     Employee understands that this arbitration clause applies to all claims, including claims under federal or state employment or civil rights laws (other than claims for workers’ compensation or unemployment insurance benefits). Unless another limitations period is expressly mandated by statute, to be timely, any dispute must be referred to arbitration within twelve (12) months of the incident or complaint giving rise to the dispute. Disputes not referred to arbitration within such twelve (12) month period shall be deemed waived, and the arbitrator shall deny any untimely claims.
     Employee understands that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator. In reaching a decision, the arbitrator shall adhere to relevant law and applicable precedent, and shall have no power to vary therefrom. The arbitrator shall issue a written decision making specific findings of fact and stating conclusions of law.
     Employee understands that each party retains the right to file, in a court of competent jurisdiction, an application for provisional injunctive and/or equitable relief in connection with a claim relating to this General Release, and shall not be required to post a bond or other security in seeking such relief unless specifically required by law. Although a court may grant provisional remedies, the arbitrator shall at all times retain the power to grant permanent injunctive relief, or any other final remedy. Employee understands that the Company will pay the costs of arbitration in excess of the costs Employee would incur to bring such claim in a civil court.